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XPERI INC.

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On May 6, 2024, Xperi Inc. (“Xperi”) issued a press release in relation to a letter to stockholders in connection with its upcoming 2024 annual meeting of stockholders. A copy of the press release, which includes the text of the letter to stockholders, is attached hereto as Exhibit 1.

Exhibit 1

Xperi Director Who Served with Dissident Nominee Tom Lacey Encourages Xperi Stockholders to Vote for All of the Board’s Candidates at the 2024 Annual Meeting

Sends Letter to Stockholders Highlighting the Contributions of the Targeted Directors to the Company’s Transformation

SAN JOSE, Calif.—(BUSINESS WIRE)— Xperi Inc. (NYSE: XPER) (the “Company” or “Xperi”), an entertainment technology company that invents, develops and delivers technologies that enable extraordinary experiences, today publicized a letter written by one of its directors who is not being targeted by activist stockholder Rubric Capital, Christopher Seams. Mr. Seams served on the board of one of Xperi’s predecessors while one of Rubric’s nominees, Thomas Lacey, was CEO of that predecessor company.

In the letter, Mr. Seams expresses his support for the targeted directors, highlights their contributions to Xperi’s multi-year transformation and contrasts their expertise in software development, technology, audio-visual technologies and content monetization with Rubric’s nominees’ lack of experience in these critical areas.

The full text of the letter follows:

Dear Fellow Xperi Shareholders,

I am a member of the Board of Directors of Xperi Inc. (“Xperi” or the “Company”). At our upcoming annual meeting, one of Xperi’s shareholders, Rubric Capital Master Fund LP (together with its affiliates, “Rubric”), is opposing the re-election of two of my fellow directors, Darcy Antonellis and David Habiger, and has nominated in their stead two people unfamiliar with our current business and who are longstanding friends.

I think Rubric is wrong to oppose the re-election of Darcy and Dave. The election of Rubric’s substitute candidates (one of whom, Tom Lacey, I know reasonably well) would be a mistake.

I joined the Board of Tessera, a predecessor company of Xperi, in 2013. Tom Lacey was appointed as a director of Tessera soon thereafter and I worked alongside him for about four years while he became CEO and led the company. The business was relatively simple back then: there were less than three hundred employees, the company was primarily engaged in licensing semiconductor-related patents, and the company would strike just a handful of multi-year patent license deals each year.

Over time, the legal and regulatory environment changed, and it became clear that Tessera’s semiconductor IP licensing business was significantly challenged. In 2016, we began a transformation to acquire software and technologies that could be incorporated into the products of leading consumer electronics and automobile manufacturers. Tom executed Tessera’s first major transaction, the purchase of audio technology company DTS, in December 2016.

At that point, our business transformation began and would require a long period of hard work. The task was to build a durable media and entertainment product business focused on software licensing and services. DTS was inherently a more complex business with hundreds of customers and operations around the globe. With the unanimous consent of the Board, Tom left the Company, and we appointed Jon Kirchner as CEO (the role he retains to this day) to lead the business through the difficult parts of the Company’s transformation. Since then, we merged with TiVo and then separated our business into two public companies. Along the way, we added talented new directors, like Darcy and Dave, who could contribute their expertise in software development, advanced entertainment technologies and services, monetization, and other key areas.

We have focused Xperi now around four key business areas, all with entertainment and “experiences” at their core. We initiated a formal process to evaluate strategic alternatives for our remaining non-core business, our edge artificial intelligence business, to ensure we remain tightly focused on our main businesses. Importantly, we have worked for years to put ourselves in the position where we focus exclusively on what we do best, providing leading software and technology that enable immersive experiences. We believe we are turning the corner on our transformation.

Our Board is comprised of people, including Darcy and Dave, who can help. Darcy is an award-winning technologist with expertise (and several patents) in digital media and monetization of media content. She was the Chief Technology Officer for Warner Bros. Entertainment and the CEO of Vubiquity, where she focused on digital delivery and monetization of media content. Dave has served as CEO of several public technology companies and on the boards of more than a dozen public and private technology leaders, including in the entertainment technology and automotive technology subsectors. He is the Chair of our Board and also the Chair of Reddit’s Board. He has served on the compensation committees of nine public companies.

Tom and his fellow nominee and longstanding colleague, Deborah Conrad, are no substitute for these two. Tom’s expertise is primarily in semiconductors and IP licensing; Deborah’s expertise is in brand marketing and public relations. Both Tom and Deborah would have a steep learning curve – it was clear from their own admissions during my conversation with each of them that they do not know the Xperi businesses. Neither of them has operated in the media or automative industry, and neither has run a business of this scope and complexity.

Our task at Xperi is to focus on our existing technologies in highly competitive markets and execute. Darcy and Dave, both of whom ran media-related businesses and understand the landscape and technologies, are best suited to provide effective guidance and oversight.

Our focus on execution is delivering results. Since the separation, revenue has grown and our adjusted EBITDA margins have increased substantially.1 The market has recognized our progress as Xperi delivered 20% returns for shareholders over the past year, the highest among Xperi’s performance peers and ahead of the S&P 600 Index. Xperi is on-track to achieve its revenue and adjusted EBITDA margin goals for 2024 as well as the three-to-five-year targets we announced in September 2022.1 Our recent announcement of a share repurchase authorization further highlights our expectations that we will be able to begin to return capital as our business accelerates and we complete the divestiture of non-core assets.

Lastly, to be clear, the Board is not averse to change or thoughtful refreshment. In fact, before Rubric nominated its candidates, the Board was nearing completion of a search process that was focused on identifying candidates with relevant experience in content monetization, ad tech, automotive, digital media and product commercialization. Adding directors with these important skill sets should be our priority. Appointing Tom and Deborah, who bring experience in businesses we are not engaged in, would represent a step backwards and remove important expertise from the board.

On that basis, I strongly encourage you to vote for Darcy Antonellis, David Habiger and all of Xperi’s director nominees using the instructions on the BLUE proxy card.

Sincerely,

Christopher Seams

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding: expectations regarding long term trends, our future results of operations and financial position, margin expansion and overall growth, including, without limitation, anticipated Adjusted EBITDA growth, the strength and capabilities of our Board, our corporate governance oversight and strategy, objectives for future operations, and ongoing strategies. These forward-looking statements are based on information available to the Company as of the date hereof, as well as the Company’s current expectations, assumptions, estimates and projections that involve risks and uncertainties. In some cases, you can identify forward-looking statements by the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” and similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) and our other filings with the SEC from time to time. Any forward-looking statements speak only as of the date of this press release and are based on information available to the Company as of the date of this press release, and the Company does not assume any obligation to, and does not intend to, publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

Xperi has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of BLUE proxy card, with respect to its solicitation of proxies for the Annual Meeting. This communication is not a substitute for any proxy statement or other document that Xperi may file with the SEC in connection with any solicitation by Xperi.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY XPERI AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Xperi free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Xperi are also available free of charge by accessing Xperi’s website at www.xperi.com.

Endnote:

1 Non-GAAP Measures: Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial metrics. Adjusted EBITDA is defined as GAAP Net Income/Loss, less the impact of interest expense, income taxes, stock-based compensation, depreciation expense, amortization of intangible assets, amortization of capitalized cloud computing costs, goodwill impairment, impairment of long-lived assets, and one-time costs associated with transaction, separation, integration or restructuring. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Management believes that the non-GAAP measures used in this letter provide investors with important perspectives into the Company’s ongoing business and financial performance and provide an understanding of our core operating results reflecting our normal business operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.

With respect to Adjusted EBITDA margin, the Company has determined that it is unable to provide a quantitative reconciliation of this forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure with a reasonable degree of confidence in its accuracy without unreasonable effort, as items including restructuring and impacts from discrete tax adjustments and tax law changes are inherently uncertain and depend on various factors, many of which are beyond the Company’s control.

About Xperi Inc.

Xperi invents, develops, and delivers technologies that enable extraordinary experiences. Xperi technologies, delivered via its brands (DTS®, HD Radio™, TiVo®), and by its startup, Perceive, are integrated into billions of consumer devices and media platforms worldwide, powering smart devices, connected cars and entertainment experiences, including IMAX® Enhanced, a certification and licensing program operated by IMAX Corporation and DTS, Inc. Xperi has created a unified ecosystem that reaches highly engaged consumers, driving increased value for partners, customers and consumers.

©2024 Xperi Inc. All Rights Reserved. Xperi, TiVo, DTS, HD Radio, DTS Play-Fi, Perceive and their respective logos are trademark(s) or registered trademark(s) of Xperi Inc. or its subsidiaries in the United States and other countries. IMAX is a registered trademark of IMAX Corporation. All other trademarks and content are the property of their respective owners.

XPER-C

Xperi Investor Contact:

Mike Iburg

VP, Investor Relations

+1 408-321-3827

ir@xperi.com

Media Contact:

Amy Brennan

Senior Director, Corporate Communications

+1 949-518-6846

amy.brennan@xperi.com